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                                                                     Exhibit 8.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]


First Bank of South Dakota (National Association)
141 North Main Avenue
Sioux Falls, South Dakota 57117

      Re:   Registration Statement on Form S-1
            File No. 333-1837
            Federal Tax Characterization Issues

Ladies and Gentlemen:

            We have acted as counsel to First Bank of South Dakota (National Association), a national banking association (the "Transferor"), in connection with the preparation of a Registration Statement on Form S-1, File No. 333-1837 (the "Registration Statement"), relating to the registration of Class A Asset Backed Certificates, Series 1997-1 (the "Class A Certificates"), and Class B Asset Backed Certificates, Series 1997-1 (the "Class B Certificates" and, together with the Class A Certificates, the "Offered Certificates") to be issued by First Bank Corporate Card Master Trust (the "Trust"). The Trust also will issue a third class of uncertificated interest in the Trust known as the Collateral Investor Interest, Series 1997-1 (the "Collateral Investor Interest") (the Offered Certificates and Collateral Investor Interest are collectively the "Investor Certificates"). The Investor Certificates are to be issued under a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") substantially in the form filed as Exhibit 4.1 to the Registration Statement, among the Transferor, FBS Card Services, Inc., a Delaware corporation, as Servicer, and Citibank, N.A., as trustee (the "Trustee"), and a Series 1997-1 Supplement (the "Series 1997-1 Supplement") to the
Pooling and Servicing Agreement substantially in the form filed as Exhibit 4.2 to the Registration Statement.

            You have requested our opinion with respect to the federal income tax characterization of the Offered Certificates and the Trust. For purposes of rendering

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First Bank of South Dakota (National Association)
January 31, 1997
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our opinion we have examined the Registration Statement, the Pooling and Servicing Agreement, the Series 1997-1 Supplement and the related documents and agreements contemplated therein (collectively, the "Transaction Documents") and we have reviewed such questions of law as we have considered necessary and appropriate. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement or the Series 1997-1 Supplement, as applicable.

            Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein.

            Our opinion is also based on the projections, representations, warranties, covenants and agreements set forth in the Transaction Documents and the assumption that the Transferor, the Servicer, the Investor
Certificateholders, the Trustee, and the holders of all other classes and series of certificates issued by the Trust will at all times comply with the requirements of the Transaction Documents.

            For purposes of this opinion you have represented, and with your permission we have assumed, that the Collateral Initial Invested Amount will be not less than 4.5% of the total Initial Invested Amount, that the Minimum Transferor Percentage with respect to Series 1997-1 will be not less than 10%, that the Class A Certificates will have an initial rating of "AAA" or its equivalent from at least one nationally recognized rating agency; and that the Class B Certificates will have an initial rating of not less than "A" or its equivalent from at least one nationally recognized rating agency.

            An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

I.    Federal Income Tax Characterization of the Offered Certificates.

            In general, for federal income tax purposes, the characterization of a transaction as a sale of property or a secured loan is a question of fact, the resolution of which is based upon a determination of who will receive the benefits of, and bear the burdens relating to, the property. Thus, the determination of whether an instrument arising from such a transaction will be treated as debt for federal income
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First Bank of South Dakota (National Association)
January 31, 1997
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tax purposes, or instead will be treated as a sale of the assets which secure such debt, depends on all the facts and circumstances in each case. In general, the substance of the transaction in which the Offered Certificates are issued is consistent with treatment of the Offered Certificates as debt. Although there are certain judicial precedents holding that, under appropriate circumstances, a taxpayer should be required to treat a transaction in accordance with the form chosen by the taxpayer regardless of the transaction's substance, the application of these authorities should not prevent the treatment of the Offered Certificates as debt because the form, as well as the substance, of the transaction is consistent with debt treatment. Even if it should be determined that certain aspects of the transaction are indicative of a sale of the Receivables or an interest therein, the transaction's form as a whole would at worst be viewed as ambiguous rather than clearly as a sale. Accordingly, the characterization of the Offered Certificates should be governed by the substance of the transaction which should be viewed as most similar to the issuance of debt.

            A. Economic Substance of the Transaction. If the economic substance of a transaction differs from the form in which it is cast, except in certain limited circumstances (see discussion below), the substance, rather than the form, governs the federal income tax consequences of the transaction. Gregory v. Helvering, 293 U.S. 465 (1935); Helvering v. F. & R. Lazarus & Co., 308 U.S. 252, aff'g, 101 F.2d 728 (6th Cir. 1939); Gatlin v. Commissioner, 34 B.T.A. 50
(1936).

            Whether the Offered Certificates are in substance debt or ownership interests in the Receivables is based on a determination of which party to the transaction holds the "substantial incidents of ownership." The courts have identified a variety of factors that must be considered in making that determination. See Town & Country Food Co. v. Commissioner, 51 T.C. 1049 (1969), acq., 1969-2 C.B. xxv; United Surgical Steel Co. v. Commissioner, 54 T.C. 1215
(1970), acq., 1971-2 C.B. 3; G.C.M. 39584 (December 3, 1986); Plumb, The Federal
Income Tax Significance of Corporate Debt: A Critical Analysis and a Proposal, 26 Tax L. Rev. 369 (1971). In the context of this transaction, the most important considerations are: (i) whether the Transferor bears the burdens of ownership (i.e., the risk of loss from the Receivables) and (ii) whether the Transferor retains the benefits of ownership (i.e., the potential for gain from the Receivables). The following discussion considers

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First Bank of South Dakota (National Association)
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these as well as other relevant factors and demonstrates that each factor should be viewed as supporting characterization of the Offered Certificates as debt.

            1. The Transferor Bears the Burdens of Ownership. The principal burden of ownership with respect to the Receivables is risk of loss arising from defaulted payments. The risk of loss arising from defaults, under most reasonable default scenarios, is borne by the Transferor.

            The principal amount of all Defaulted Receivables will be allocated between the Transferor Interest and the Investor Certificateholders according to the Floating Allocation Percentages. Before any such allocation of Defaulted Receivables has the effect of reducing the Invested Amount of any class of Investor Certificates, certain Excess Spread and Shared Excess Yield Collections and amounts, if any, to be withdrawn from the Overconcentration Account will be applied to make up for any deficiency caused by such Defaulted Receivables. If the amount of Defaulted Receivables allocated to the Investor Certificates exceeds the amount of such Excess Spread, Shared Excess Yield Collections and Overconcentration Account withdrawals so applied, the amount of any such Defaulted Receivables will first be allocated to reduce the Collateral Invested Amount according to the provisions of the Series 1997-1 Supplement governing Reallocated Principal Collections and Collateral Investor Charge-Offs. Defaulted Receivables will be allocated to reduce the Class B Invested Amount only if the Collateral Invested Amount is reduced to zero by such allocation, and Defaulted Receivables will be allocated to Class A Invested Amount only if the Class B Interest Amount is reduced to zero.

            The Transferor is ultimately entitled to receive the excess yield collections from the Receivables which are not applied to payments on the Investor Certificates. Since payments made to fund shortfalls due to Investor Certificateholders will ultimately be funded out of such excess yield collections, the Transferor ultimately bears the risk of default losses realized on the Receivables.

            The Series 1997-1 Supplement provides that the Offered Certificateholders are entitled to receive a fixed principal amount and a fixed rate of return. Thus, the economic return to the Offered Certificateholders is not affected by any change in the value of the Receivables. Finally, due to the subordination of the Collateral Investor Interest to the Offered Certificates, the Offered Certificateholders will suffer an economic loss only after the Collateral Investor Interest has been reduced to zero by losses. Therefore, the Offered Certificateholders do not substantially bear the risk of loss with respect to the Receivables.

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First Bank of South Dakota (National Association)
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            2. The Transferor Retains the Benefits of Ownership. As mentioned above, the Series 1997-1 Supplement provides that the Offered Certificateholders are entitled to receive a fixed principal amount and a fixed rate of return. Thus, the economic return to the Offered Certificateholders is not affected by any change in the value of the Receivables, and the Offered Certificateholders do not receive any benefit from any increase in the value of the Receivables.

            The Transferor has retained the sole opportunity to realize gain on the Receivables by retaining the Exchangeable Transferor Certificate, which represents the interest in all of the assets of the Trust in excess of the required payments to Investor Certificateholders. Thus, the Transferor receives the benefit from any increase in the value of the Receivables. When the Invested Amount of the Investor Certificates is reduced to less than 5% of the initial Invested Amount, the Transferor has the option to repurchase the Investor Certificates for an amount equal to the Invested Amount plus accrued and unpaid interest. Furthermore, subject to the satisfaction of certain conditions, the Transferor has the option to require the Trust to convey to the Transferor all Receivables arising under specified Accounts at any time.

            Therefore, the Transferor retains the benefits and burdens associated with owning the Receivables.

            3. Subordination and Ratings. As mentioned above, the principal amount of all Defaulted Receivables will be allocated between the Transferor Interest and the Investor Certificateholders according to the Floating Allocation Percentages. Before any such allocation of Defaulted Receivables has the effect of reducing the Invested Amount of any class of Investor Certificates, certain Excess Spread, Shared Excess Yield Collections and Overconcentration Account withdrawals will be applied to make up for any deficiency caused by such Defaulted Receivables. If the amount of Defaulted Receivables allocated to the Investor Certificates exceeds the amount of yield collections and other amounts so applied, the amount of any such Defaulted Receivables that are allocable to the Investor Certificates will first be allocated to reduce the Collateral Invested Amount through Reallocated Principal Collections and Collateral Investor Charge-Offs; if the Collateral Invested Amount is reduced to zero by such allocation, then Defaulted Receivables will be allocated to reduce the Class B Invested Amount; if the Class B Invested Amount is reduced to zero by such allocation, then Defaulted Receivables will be allocated to reduce the Class A Invested Amount. Thus, the Class B Invested

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First Bank of South Dakota (National Association)
January 31, 1997
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Amount will be affected by Defaulted Receivables only if the Collateral
Invested Amount is reduced to zero, and the Class A Invested Amount will be affected by Defaulted Receivables only if the Collateral Invested Amount and Class B Invested Amount are reduced to zero. In addition, even if the Class B Invested Amount or Class A Invested Amount is so reduced by allocations of Defaulted Receivables, such Invested Amounts may be subsequently increased by certain Excess Spread and Shared Excess Yield Collections available for that purpose. All of these factors increase the likelihood that the principal payments made to the Offered Certificateholders ultimately will equal the initial Class A and Class B Invested Amount.

            In addition, the likelihood of the Offered Certificateholders bearing any actual loss is considered to be relatively remote, reflected by the fact that the Class A Certificates will have an initial rating of "AAA" or its equivalent from at least one nationally recognized rating agency, and the Class B Certificates will have an initial rating of "A" or its equivalent from at least one nationally recognized rating agency. These ratings are based, in part, on the fact that such losses would occur only if the excess yield collections which are used to offset any defaults on the Receivables, as well as other distributions due with respect to the Collateral Investor Interest, which is subordinated to the Offered Certificates, were all exhausted. These ratings are investment grade ratings, and such ratings indicate that it is likely that all interest and principal will be paid. Accordingly, one would reasonably expect that the Offered Certificateholders would not bear the risk of loss associated with ownership of the Receivables.

4. Other Factors. A number of other factors support the conclusion that the Offered Certificates are in substance debt. The terms of the Receivables differ materially from the terms of the Offered Certificates with regard to their respective interest rates and maturity dates. The Receivables do not bear interest. During the Revolving Period, the obligors on the Receivables will make payments of principal on the Receivables. During the Revolving Period, the Offered Certificateholders will receive interest payments from Yield Collections, but collections of principal on the Receivables otherwise allocable to the Offered Certificate holders will be paid to the Transferor, to the extent not treated as Reallocated Principal Collections. Payments of principal on the Offered Certificates are scheduled to commence on the ___________ Distribution Date.

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First Bank of South Dakota (National Association)
January 31, 1997
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            The Transferor will retain control and possession of
the Receivables. The Servicer is responsible for servicing, management, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with such activities, although the Servicer will be entitled to receive the Servicing Fee. In addition, the Transferor will agree to indemnify the Certificateholders for the entire amount of losses, claims, damages or liabilities arising out of the activities of the Servicer. The Trustee, on behalf of the Certificateholders, has the right to inspect the Servicer's documentation on the Receivables, a right which is common in loan transactions. In addition, the Servicer, an affiliate of the Transferor and the entity from whom the Transferor purchases the Receivables, collects the Receivables without significant supervision by the Trustee or Certificateholders. As long as the Servicer maintains a specified credit rating and a Servicer Default has not occurred, the Servicer is not required to deposit Collections into the Collection Account on a daily basis, but may make such deposits instead on each Transfer Date. The foregoing additional factors support the conclusion that the transaction described in the Agreement with respect to the Offered Certificates constitutes an issuance of debt.

B. Form versus Substance. As mentioned above, a basic premise of federal income taxation is that the economic substance of a transaction, and not its form, determines the tax consequences. In appropriate cases, the courts have allowed taxpayers, as well as the IRS, to treat a transaction in accordance with its economic substance even though they have cast it in a different form for non-tax purposes. For example, in Helvering v. F. & R. Lazarus & Co., 308 U.S. 252, aff'g, 101 F.2d 728 (6th Cir. 1939), the taxpayer purportedly "sold" property to a bank as trustee for $3.25 million and concurrently leased the property back for 99 years. The rental payments on the lease were equal to 5% of $3.25 million, and the taxpayer was required to make payments to a fund that would be sufficient to repay $3.25 million within 48.5 years. The IRS denied the taxpayer's claim of depreciation deductions on the property on the ground that the taxpayer had transferred ownership of the property. The Supreme Court, however, upheld the taxpayer's right to show that, for tax purposes, the transaction was in substance a loan secured by the transferred property.

            There is a series of cases holding that, in certain circumstances, the taxpayer is bound by the form of the transaction selected notwithstanding that the
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First Bank of South Dakota (National Association)
January 31, 1997
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characterization of the economic substance of the transaction would be different from the form of the transaction. For example, in Commissioner v. Danielson, 378 F.2d 771 (3rd Cir.), cert. denied, 389 U.S. 858 (1967), a purchase agreement expressly allocated consideration to a covenant not to compete, while the taxpayer reported the entire amount as proceeds from the sale of capital assets. The court held that the taxpayer could not contradict the form of the agreement and attack the allocation to the covenant not to compete except in cases of fraud, duress or undue influence. See also Spector v. U.S., 641 F.2d 376 (5th Cir. 1981)(pursuant to a written agreement, a partnership deducted Section 736 guaranteed payments to a withdrawing partner; the partner, contrary to the terms of the agreement, treated such payments as Section 741 capital gain payments realized upon the sale of the partnership interest; the court held that the taxpayer was bound by the terms of the agreement unless he could show mistake, fraud or undue influence); Sullivan v. U.S., 618 F.2d 1001 (3d Cir. 1980)(taxpayer disavowed original allocation of purchase price between land and agreements to lease space in a shopping mall to be built on the land when, upon audit, the gain on the sale of the leases was held to be short-term capital gain; the court held that the contract allocations must be respected). In general, the Danielson line of cases involve taxpayers who, contrary to the written documents, later adopt inconsistent positions regarding the allocation of purchase price, the valuation of assets or the character of income or gain to the detriment of the Treasury.

            Under the standards in Lazarus and similar cases, the Offered Certificates should be treated as debt and the Transferor should be treated as the owner of the Receivables. The Offered Certificateholders do not have possession of the Receivables or the authority to dispose of them. Like the bank in Lazarus, the Offered Certificateholders are entitled to receive only a specified return and do not enjoy the benefit of any increase in the value of the Receivables.

            Neither Danielson nor any similar decision would, in our opinion, prevent the Transferor and the Offered Certificateholders from treating the Offered Certificates as debt for federal income tax purposes. The rules from Danielson and such cases are not intended to require consistent treatment of a transaction for tax and non-tax purposes. Rather, they are intended to prevent a taxpayer from renouncing intentions previously expressed in a document governing the transaction. In this case, treating the Offered Certificates as debt does not contravene any statement of intent in a governing document, and the form of the transaction is
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First Bank of South Dakota (National Association)
January 31, 1997
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not necessarily inconsistent with characterization of the Offered Certificates as debt. The Pooling and Servicing Agreement and the Offered Certificates each provide that the Transferor, the Servicer, the holder of the Exchangeable Transferor Certificate and each Offered Certificateholder agree to treat and to take no action inconsistent with the treatment of the Offered Certificates as debt for purposes of federal, state, local or foreign income or franchise taxes. The language in the Agreement whereby the Transferor agrees to "transfer" all "right, title and interest" in the Receivables to the Trust is consistent with language of transfer in other security arrangements where debtors pledge assets to secure debt. The Offered Certificates will state that they represent an "undivided interest" in the Trust. However, the only rights of an Offered Certificateholder are to receive payments of interest on the outstanding amount of the Offered Certificates and repayment of the Invested Amount of the Offered Certificates on or prior to their maturity dates. The Offered Certificates will not provide the Offered Certificateholders with any specific rights in any Receivable, but rather will provide only for rights to receive a specified amount of payments out of the cash flow from the Receivables pool.

            Moreover, even if certain aspects of the transaction should be determined to be inconsistent with treatment of the Offered Certificates as debt and the form of the transaction is therefore considered ambiguous, numerous cases hold that the economic substance of the transaction controls the transaction's characterization. Elrod v. Commissioner, 87 T.C. 1046, 1066
(1986); Smith v. Commissioner, 82 T.C. 705, 713 (1984); Morrison v. Commissioner, 59 T.C. 248, 256 (1972), acq., 1973-2 C.B. 3; Kreider v.
Commissioner 762 F.2d 580, 588 (7th Cir. 1985); Comdisco, Inc. v. United States, 756 F.2d 569, 578 (7th Cir. 1985). In such circumstances, it would be inappropriate to restrict taxpayers to the "four corners" of their document, since the written instrument by its own terms is unclear. "The Danielson rule .
 . . [is not] applicable to exclude parole evidence offered with respect to an ambiguous document." Elrod, supra, at 1066. Accordingly, it is our view that the Danielson line of authorities is not applicable to the transaction and will not cause the transaction to be treated as a sale of an interest in the Receivables to the holders of the Offered Certificates. Even if the form of the transaction is deemed to be ambiguous, the transaction's economic substance will determine its character.

            C. Accounting Treatment. In Notice 94-47, 1994-19 I.R.B. 1 (April
18, 1994), the Internal Revenue Service has taken the position that the fact that an instrument is intended to be treated differently for tax purposes than for other purposes, including regulatory accounting purposes, is a factor to be
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First Bank of South Dakota (National Association)
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considered in determining whether the instrument should be characterized as debt or equity for federal income tax purposes. That factor, however, should not by itself control the classification of the instrument for tax purposes. Accordingly, the fact that the Transferor intends to report the transaction as a sale for certain regulatory and financial accounting purposes should not by itself control the result for tax purposes, and such fact is not necessarily inconsistent with characterizing the form of the transaction as a financing for tax purposes.

            Indeed, the Supreme Court has frequently rejected the proposition that the financial accounting treatment of a transaction controls its tax treatment. For example, in Cottage Savings Ass'n v. Commissioner, 499 U.S. 554
(1991), rev'g 890 F.2d 848 (6th Cir. 1989), rev'g 90 T.C. 372 (1988), reciprocal
"sales" of mortgage loans were respected as sales for federal income tax purposes (permitting thrifts to realize losses that produced loss carrybacks and tax refunds) even though such transactions were not treated as sales for regulatory accounting purposes. Thus, thrifts were able to generate tax losses without such losses being reflected on their financial statements for regulatory accounting purposes. (It should be noted that in Cottage Savings the legal form of the transaction was respected. Thus, the taxpayer was not asserting a tax position inconsistent with the form of the transaction.)

            Several other Supreme Court cases demonstrate that divergence between tax and financial accounting is not uncommon. See Thor Power Tool Co. v. Commissioner, 439 U.S. 552, 538-44 (1979)(company's inventory deductions for financial accounting purposes were disallowed for federal income tax purposes--"any presumptive equivalency between tax and financial accounting would be unacceptable"); Commissioner v. Hansen, 360 U.S. 446 (1959)(reserve to cover contingent liability in event of nonperformance of guaranty); Lucas v. American Code Co., 280 U.S. 445 (1930)(reserve to cover expected liability on contested lawsuit). (These cases, however, involved taxpayer reliance on accounting treatment rather than IRS reliance thereon.) See also Frank Lyon Co.
v. United States, supra, at 577 (financial accounting treatment of a mortgage reflected the taxpayer's proper tax treatment of a sale leaseback transaction although tax and accounting treatment "need not necessarily be the same").

            In our opinion, although the matter is not free from doubt, the substance and form of the transaction are more consistent with the characterization

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First Bank of South Dakota (National Association)
January 31, 1997
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of the Offered Certificates as debt than with the
characterization of the Offered Certificates as a form of equity interest in the Receivables. To the extent that the form of the transaction were determined to include some features of a sale in addition to the features indicative of a debt financing, the form is at worst ambiguous. Accordingly, in our opinion, pursuant to the aforementioned authorities, the Offered Certificates will be treated as debt for federal income tax purposes.

II.   Characterization of the Trust.

            In many respects, the Trust is similar to trusts established to hold collateral pledged as security in connection with lending transactions. If all classes of Investor Certificates issued by the Trust were debt for federal income tax purposes, the Trust should be disregarded for federal income tax purposes and should be characterized as a mere security arrangement. Treas. Reg. ss. 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; see also Rev. Rul. 73-100,
1973-1 C.B. 613 (domestic corporations's transfer of securities to Canadian security holder, to secure liabilities to policyholders in Canada, does not create a trust where discretionary powers retained by corporation); Rev. Rul. 71-119, 1971 C.B. 163 (settlement fund administered by "trustee" not a trust).

            If the Trust is recognized as an entity for federal tax purposes, the Trust should be viewed as a business entity whose federal tax characterization would be determined under Treasury Regulations ss.ss. 301.7701-2 and 301.7701-3. Treasury Regulations ss. 301.7701-2 provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under ss. 301.7701-4 or otherwise subject to special treatment under the Internal Revenue Code." Because the Trust would not be properly classified as a trust under ss. 301.7701-4, if the Trust is recognized as an entity for tax purposes it would be a "business entity" within ss. 301.7701-2.

            Section 301.7701-2 also provides that certain types of entities are treated as corporations for federal tax purposes, including entities formed under a state statute which refers to the entity as "incorporated or as a corporation, body corporate or body politic," or as a "joint-stock company or joint-stock association". The definition of corporation also includes insurance companies, certain banking

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First Bank of South Dakota (National Association)
January 31, 1997
Page 12


entities, foreign entities and other entities specified in ss. 301.7701-2. The Trust is not an entity which is treated as a corporation under ss. 301.7701-2.

            Treasury Regulations ss. 301.7701-3 refers to a business entity that is not classified as a corporation as an "eligible entity". That section provides that an eligible entity with a single owner can elect to be classified as an association (which is taxed as a corporation) or to be disregarded as an entity separate from its owner. An eligible entity with at least two members can elect to be classified as either an association or a partnership. Treasury Regulations ss. 301.7701-3 further provides certain default rules pursuant to which an eligible rule entity is disregarded as an entity separate from its owner if it has a single owner, and is treated as a partnership if it has two or more members.

            If the Trust is recognized as an entity for federal tax purposes but all classes of Investor Certificates are treated as debt for federal tax purposes, then the Trust would be an eligible entity with a single owner. Under the default rules of Treasury Regulations ss. 301.7701-3, the Trust would be disregarded as an entity separate from the Transferor.

            If any class of Investor Certificates issued by the Trust were treated as an equity interest in the Trust, the Trust would be an eligible entity with two or more members. The members of the Trust in such case would be the Transferor, as the holder of the Exchangeable Transferor Certificate, and the holders of any class of Investor Certificates so characterized as equity. In such a case, under the default rules of Treasury Regulations ss. 301.7701-3, the Trust would be treated as the partnership for federal tax purposes.

            Under Section 3.7 of the Pooling and Servicing Agreement, the Transferor, the Servicer and the Trustee have agreed not to file any election to treat the Trust as an association taxable as a corporation.

            Based on the foregoing, it is our opinion that the Trust will not be treated as an association taxable as a corporation for federal tax purposes.

            Publicly Traded Partnership. Section 7704 of the Code provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a corporation for federal income tax purposes.

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First Bank of South Dakota (National Association)
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            Treasury Regulations ss. 1.7704-1, issued on November 29, 1995 (the
"PTP Regs"), provide further explanation of the rules governing publicly traded partnerships. The PTP Regs provide that an "established securities market" includes a national, foreign, regional or local exchange, as well as an interdealer quotation system which regularly disseminates firm buy or sell quotations by identified brokers or dealers, by electronic means or otherwise. The PTP Regs also provide that interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof if the partners are readily able to buy, sell or exchange their partnership interests in a manner that is economically comparable to trading on an established securities market.

            The PTP Regs provide a safe harbor pursuant to which interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in such partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933 and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership.

            As discussed above, it is our opinion that the Offered Certificates will be treated as debt for federal income tax purposes. The Collateral
Investor Interest will be issued in a private placement and thus will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(a) of that Act. Under the Pooling and Servicing Agreement and the Loan Agreement (as defined in the Series 1997-1 Supplement), if any interest or participation in the Collateral Investor Interest is sold, each purchaser will be required to make certain representations and covenants for the benefit of the Transferor, Servicer and Trustee (with the express acknowledgement that this Firm will be relying on such representation for purposes of rendering this opinion) that would be breached if any such purchaser were to buy or sell any such interest on an "established securities market" or a "secondary market." The Loan Agreement also contains limitations on the number of holders of interests in the Collateral Investor Interest and other restrictions on transfer designed to prevent the Trust from being treated as a publicly traded partnership. In addition, the Pooling and Servicing Agreement permits the Transferor to prevent a transfer, participation or other disposition of any interest in any Certificate with respect to which an Opinion of Counsel was not received stating that such certificate would be treated as debt for federal income tax purposes if the Transferor, in its sole and absolute discretion, determines that such transfer, participation or other disposition, if effected, would cause the Trust to be treated as a publicly traded partnership under the PTP Regs. Accordingly, under current law, if the Trust were considered to be a

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First Bank of South Dakota (National Association)
January 31, 1997
Page 14


partnership for federal income tax purposes, it would not be a publicly traded partnership for purposes of Section 7704.

            We note that an entity that meets the definition of a "publicly traded partnership" may nevertheless not be taxable as a corporation if 90% of its income consists of interest income. Because it is not clear whether the Trust, if viewed as an entity separate from the Transferor, would be viewed as engaged in a "financial business," and thus ineligible for the exception, we have not relied on the exception. See Code ss. 7704(d)(2).

            We express no opinion about the tax treatment of any features of the Trust's activities or an investment therein other than those expressly set forth above. Except as provided below, the foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

            We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Federal Income Tax Consequences" in the prospectus forming a part of the Registration Statement, and we hereby confirm that the discussion under such heading accurately sets forth our advice as to the likely outcome of material issues under the federal income tax laws.


Dated:  January 31, 1997


                                         Very truly yours,

                                         /s/ Dorsey & Whitney LLP
                                         ------------------------
                                             Dorsey & Whitney LLP